December 1, 2002                                                 EXHIBIT 10(h)

Mr. Harvey Pride, Jr.
810-P Island Way NW
Decatur, AL 35602

Dear Mr. Pride:

The purpose of this letter is to confirm your continuing employment with Lakeland Industries Inc. on the following terms and conditions:

1. THE PARTIES
   -----------

This is an agreement between Harvey Pride, Jr. residing at 810-P Island Way NW, Decatur, Alabama 35602 (hereinafter referred to as "you") and Lakeland Industries, Inc., a Delaware corporation, with principal place of business located at 711-2 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the Company).

2. TERM; RENEWAL
   -------------

The term of the agreement shall be for a 3 year period from February 1, 2003 through and including January 31, 2005 which term shall be automatically renewed for a maximum of 2 successive annual periods unless either party notifies the other 30 days prior to the expiration of the original term or renewal thereof, that the agreement will not be renewed.

3. CAPACITY
   ---------

You shall be employed in the capacity of Vice President of Lakeland Industries, Inc. and such other senior executive title or titles as may from time to time be determined by the Board of Directors of the Company. You shall be directly responsible to the Board of Directors of the Company and to the President of Lakeland.

4. COMPENSATION
   ------------

As full compensation for your services you shall receive following from the
Company:

     (a) A base annual salary of $152,000 year one, $170,000 year two, and $190,000 year three payable bi-weekly; and
     (b) Participation when eligible in any of the Company's Pension, Profit Sharing Plans and ESOP - 401(K) when any such plans become effective:
     (c) Such other benefits as are consistent with the personnel benefits provided by the Company to its officers and employees; provided however that your vacation shall be for a period of no less than 5 weeks; and
     (d) You shall be entitled to an automobile allowance consistent with the allowance you have been receiving; and

     (e) Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company's business; and

     (f)  An annual bonus as set forth in this agreement.

5. ANNUAL BONUS
   ------------

In May of each year commencing in 2004, you shall be awarded an annual bonus based on the positive current year performance of the Company as compared to the prior Fiscal Year. The bonus to be awarded in May 2004 and upon the successive annual renewals, shall be based under an incentive compensation plan which equals $1,000.00 for each penny of additional after tax earnings incrementally earned over the prior years fiscal earnings.

The earnings per share shall be the earnings per share of common stock of the Company as determined by the Company's auditors in the preparation of the annual audit and reported to the Company's shareholders. If during the fiscal year commencing February 1, 2004 the Company acquires all of the stock and/or assets of a separate business entity or divests itself of one or more subsidiaries or is involved in a recapitalization or other public offering of the Company's securities, then in that event the amount of the aforesaid annual bonus will be adjusted to reflect such change or changes. The adjustment to the annual bonus will be made by the Compensation Committee of the Board of Directors of the Company.

The decision of the Compensation Committee of the Board of Directors as to any matter relating to the annual bonus or discretionary bonus shall be final, binding and conclusive and shall not be subject to any further review.

6. DISABILITY
   -----------

In the event that you shall incur a total disability which renders you unable to substantially perform your duties to the Company as determined by the Board of Directors you shall receive 100% of your base annual salary for the first year of such total disability reduced by the amount of any disability insurance payments received under a disability insurance policy maintained by the Company or you (Disability Insurance). Thereafter, and for the following six months you shall receive 50% of your base annual salary during the period of such total disability reduced by the amount of any such Disability Insurance. If such disability continues after such 18 month period your employment hereunder shall terminate.

7. CONFIDENTIALITY AND NO-COMPETE
   ------------------------------

A.   Restrictive Covenants.
     ----------------------
The Company and you acknowledge and agree that: (i) the business contracts, joint ventures, Asian and all the Company's other U.S. and international suppliers, independent, contractors, customers, international and domestic vendors, joint venture or non-joint venture contractors and customers, patterns, know-how, trade secrets, marketing techniques and other aspects of the business of the Company are of value to the Company and will provide the Company with substantial competitive advantage in the operation of its business; (ii) the business of the Company is national and international in scope, and (iii) the Company is entitled to protect its goodwill during and after the term of this Agreement.

(b) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by you, you hereby agree that you nor any of your companies, corporations or subsidiaries thereof joint ventures, proprietorships or affiliates of same hereinafter referred to as ("the affiliates") shall in any manner, directly or indirectly: (i) at any time, divulge, transmit or otherwise disclose, or cause to be divulged, transmitted or otherwise disclosed, to any person or entity whatsoever, any confidential or proprietary information of the Company, including business contacts, customer lists, supplier lists, domestic and international vendors, suppliers, joint ventures and assembly contractors, technology know-how, trade secrets, marketing techniques, marketing plans and strategies, manufacturing methods, patterns, product development techniques or plans, patents, laminates, fabrics, contracts or other confidential or proprietary information of the Company (including such matters related to the business heretofore conducted by the Company); (ii) at any time during the period from the date hereof through and including the second (2nd) anniversary of any termination date this Agreement hereof (the "Restrictive Period"), anywhere in or out of the United States of America, render any services to or engage, participate, or have any interest or be involved in any capacity, whether as an owner, agent, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve, and neither Employee nor any of his affiliates, otherwise has, any managerial or operational responsibility in respect thereof), officer, director, manager, partner, joint venturer, employee, consultant or otherwise, in any business enterprise which is, or shall at any time during the Restrictive Period be, engaged in any manner in the business of designing, developing, manufacturing, marketing, selling and/or distributing any Products (as defined below); (iii) directly or indirectly solicit, request, cause or induce any person who is at the time or eighteen months prior thereto had been an employee of or consultant to the Company, to leave the employ of or terminate his relationship with the Company, or to employ, hire, engage or be associated with, or endeavor to entice away from the Company, any such person; and (iv) induce any customers, vendors, joint venturers or contract manufacturers of the Company, either domestically or internationally to discontinue doing business with the Company.

(c) As used herein, the term "Products" means any and all goods and/or products of the type heretofore sold by the Company or any of its affiliates, including but not limited to the "Products" as listed in the company's product catalogs, pricing lists, or other literature and any functionally similar goods and/or products, already developed by the Company and shown in its catalogs, pricing lists or other literature or to be developed by the Company during the term of this Agreement.

(d) For purposes hereof, information shall not be deemed "confidential" or "proprietary" to the extent that it (i) is a matter of common knowledge or of public record, or within the public domain (other than as a result of any breach hereof by Supplier); (ii) is generally known throughout the industry or was otherwise acquired from other legitimate sources; or (iii) is required to be disclosed by law or by order of any court or governmental authority.


B. Specific Performance
-----------------------
You hereby acknowledges and agrees that any default by you or any of your affiliates, singly or collectively, in any of the foregoing restrictive covenants will cause the Company irreparable injury for which there is no adequate remedy at law. Accordingly, you expressly agree that, in the event of any breach or threatened breach of any such covenant or agreement by you or any of your affiliates the Company shall be entitled, in addition to any and all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent a default under the provisions of this Agreement; and you hereby consent to each such application.

8. CHANGE IN CONTROL
   -----------------

Upon the occurrence of a change in control (as hereinafter defined) you shall have the right to terminate at your option this agreement within 10 days after the occurrence of such change in control. Upon the effective date of such termination you shall be entitled to receive a lump sum severance amount equal to the sum of (i) the greater of the present value of your base salary in effect at the time of the change of control for 1 year or the present value of your base salary in effect at the time of the change of control for the remainder of the term and (ii) the estimated amount which would have been payable to you pursuant to the bonus as set forth in this agreement for the fiscal year during which the change of control occurred as determined in good faith by the Compensation Committee of the Board of Directors of the Company based upon the Company's results of operations for the fiscal year through the effective date of the termination and its historical results of operations and pro-rated to the effective date of termination. You shall not be required to mitigate the amount of termination payment provided pursuant to this section nor will such payment be reduced by reason of your securing other employment.

A change of control shall have occurred (i) upon the acquisition of any person (as such term is defined in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as amended), directly or indirectly of securities of the Company representing 66 2/3% or more of the combined voting power of the Company's then outstanding securities or (ii) upon the future disposition by the Company (whether direct or indirect by sale of assets or stock merger consolidation or otherwise) of all or substantially all of the Company's business and/or assets in the transaction.

In the event of a future disposition by the Company (whether direct or indirect by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets the Company will require any successor to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform, if no such disposition had taken place.

9. NOTICES
   -------

Any notices required to be give Under this Agreement shall unless otherwise agreed to by you and the Company be in writing and by certified mail return receipt requested and mailed to the Company at its headquarters at 711-2 Koehler Avenue Ronkonkoma, NY 11779-7410 or to you at your home address at 810-E Island NW, Decatur, Alabama 35602.

10. WAIVER OR MODIFICATION
    ----------------------

No waiver or modification in whole or in part of this agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

11. SEPARABILITY
    ------------

Any provision of this agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof which shall continue in full force and effect. The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. HEADINGS
    --------

The headings contained in this agreement are for convenience only and shall not affect restrict or modify the interpretation this agreement.

13. CONTROLLING LAW
    ---------------

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, and you agree to the exclusive jurisdiction and venue of all State and Federal Courts sitting in the State of New York in connection with any claim, dispute, or controversy arising under or in connection with this Agreement.

                                            LAKELAND INDUSTRIES, INC.



/s/ Harvey Pride, Jr.                       /s/ John J. Collins
----------------------------                ---------------------
Harvey Pride, Jr.                           By:  John J. Collins
Vice President Manufacturing

                                            /s/ Eric O. Hallman
                                            ---------------------
                                            By:  Eric O. Hallman


                                            /s/ W. James Raleigh
                                            ----------------------
                                            By:  W. James Raleigh


                                            Board of Directors
                                            Compensation Committee

                                    Amendment                   EXHIBIT 10(g)
                                    ---------

                             Section 5 Annual Bonus
                             ----------------------



     "Recapitalization" as used in the employment contract of Raymond J. Smith shall include stock splits or stock dividends which either increase or decrease the number of shares outstanding, and in the event of the issuance of stock splits or stock dividends the amount of the annual bonus will be appropriately adjusted to fairly reflect such changes in the number of shares outstanding.



                                            Lakeland Industries, Inc.
                                            Compensation Committee


                                            /s/John J. Collins
                                            ---------------------------------
                                            John J. Collins, Director

                                            /s/Walter James Raleigh
                                            ---------------------------------
                                            Walter James Raleigh, Director

                                            /s/Eric O. Hallman
                                            ---------------------------------
                                            Eric O. Hallman, Director